                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

      The following are significant subsidiaries of the Company at December 31, 1998.


            Name                   Jurisdiction        Also "doing business as"
           ------                  --------------     -------------------------

Dollar Rent A Car Systems, Inc.     Oklahoma              Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.     Oklahoma              Thrifty Car Rental

Thrifty, Inc.                       Oklahoma                     N/A

Rental Car Finance Corp.            Oklahoma                     N/A